Exhibit 10.5

June 4, 2012

Revised and reissued June 5, 2012

Joseph C. Consul

Dear Joe:

I am pleased to offer you a position with Xactly Corporation (the “Company”) as our Chief Financial Officer. You will report directly to me and be a member of the Executive Team. Your functional responsibilities will include leadership of the Finance, Human Resources and Legal organizations. If you decide to join us, you will receive an annualized base salary of $225,000, which will be paid in semi-monthly increments in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for an annualized Executive Bonus Plan of $75,000, at target for 100% performance. Your Executive Bonus Plan will be paid based on achievement of our Corporate Plan, which includes quarterly and annual components. Also, please note that any bonus payments you earn in a given fiscal year will be payable no later than the 15th day of the third month following the end of such fiscal year. The objectives and structure of the performance-based Executive Bonus Plan will be presented to you once you begin employment. Your annualized on-target earnings will be $300,000. If you accept our offer, we would like your first day of employment to be on or about Monday, June 11, 2012.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This employment offer, therefore, is contingent upon receipt of your completed employment application and successful and satisfactory completion of your reference check and your background check (to be completed by ADP).

As a regular, full-time employee you will enjoy a generous benefits package. This includes three weeks Paid Time Off (PTO), ten paid holidays and benefits coverage, including 401K (currently, non-contributory), health, vision, and dental, disability and life insurance. You should note that the Company may modify job titles, salaries, bonuses and benefits from time to time as it deems necessary.

In addition, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 1,170,000 shares of the Company’s Common Stock (approximately 1.25% of fully diluted shares as of the date of this letter) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date (except as otherwise provided under the Change of Control Severance Agreement referenced below). The remaining shares shall vest monthly over the next 36 months at 1/48th per month subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company anticipates entering into a Change of Control Severance Agreement (the “Agreement”) with you following your start date, which is expected to provide that, in the event your employment with the Company is terminated without Cause (to be defined in the Agreement) or you resign from such employment for Good Reason (to be defined in the Agreement), in each case, within 12 months following a Change of Control of the Company (to be defined in the Agreement, which generally refers to a merger, consolidation or similar transaction in which control over the Company changes or the sale of all or substantially all of the assets of the Company, and in any event, such definition will be consistent with Section 409A (as defined below)), and you sign and do not revoke a separation agreement and release of claims with the Company (in a form agreeable to the Company), you will be entitled to accelerated vesting as to 100% of the then unvested portion of all your outstanding equity awards (including the unvested shares subject to the option referenced above), and, if applicable, release from any repurchase option of 100% of the then unreleased portion of all of your outstanding equity.

The Company also anticipates providing you with an additional bonus opportunity that provides that, after your start date, upon a Change of Control of the Company (as defined above) in which the aggregate transaction net proceeds are equal to between $250,000,000 and $350,000,000, you will be entitled to receive a bonus as long as you remain continuously employed with the Company through the closing of the Change of Control (the “Carve-Out Bonus”). For discussion purposes only, and subject to further approval of the Company’s Board of Directors, your Carve-Out Bonus is expected to equal $1,000,000 for a Change of Control in which the aggregate transaction net proceeds equal $250,000,000, and the amount of your Carve-Out Bonus will decline using the straight-line method to $0 in which the aggregate transaction net proceeds equal $350,000,000 (with, for example, bonus amounts of $825,000 for a $275,000,000 transaction, $600,000 for a $300,000,000 transaction and $325,000 for a $325,000,000 transaction). The Carve-Out Bonus will be payable to you, less applicable withholdings, in the same proportions, in the same form or forms, and at the same time or times, as amounts paid by the acquiror party triggering such Change of Control to the Company’s stockholders in connection with the Change of Control, and will be likewise subject to any escrow, earn-out or similar arrangement that applies to the Company’s stockholders. Please note that a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change of Control for purposes of the Carve-Out Bonus. It is anticipated that the Company will adopt a written plan to govern the terms and conditions of payment for this Carve-Out Bonus. It is our intention that the terms of the Carve-Out Bonus are no less favorable to you, in dollar terms, than those outlined in this letter. The Carve-Out Bonus will be paid under and be subject to such plan’s terms and conditions. You will be eligible to participate in any other senior executive-level plans that the Company, as approved by the Board of Directors, may choose to create relative to a Change of Control of the Company.

It is intended that this letter comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations and official guidance thereunder (“Section 409A”), and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. The Company and, if applicable, you will work together in good faith to consider either (i) amendments to this letter or (ii) revisions to this letter with respect to the payment of any compensation herein, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, it’s at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned to Mary Helen Waldo, Senior Director of People Operations, by June 8, 2012. Please fax a signed copy of this offer and page 8 & Exhibit A of At-Will Employment Agreement to Mary Helen Waldo at 408¬477-3316 (confidential fax).

We look forward to your favorable reply and to working with you at Xactly Corporation.

Sincerely,

/s/ Christopher W. Cabrera

Christopher W. Cabrera
CEO, President & Founder

Agreed to and accepted:

Signature:	/s/ Joseph C. Consul
Printed Name:	Joseph C. Consul

Date:	6/6/2012

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement